UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Meru Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERU NETWORKS, INC.

894 ROSS DRIVE

SUNNYVALE, CALIFORNIA 94089

April 10, 2015

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders, or Annual Meeting, of Meru Networks, Inc., to be held at 894 Ross Drive, Sunnyvale, California, on May 20, 2015 at 10:30 a.m. Pacific Time.

At the Annual Meeting, you will be asked to vote upon two proposals:

1.	the election of five (5) directors to serve until the next Annual Meeting or until their successors are duly elected and qualified; and

2.	the ratification of our independent registered public accounting firm for our fiscal year ending December 31, 2015.

Accompanying this letter is the formal notice of Annual Meeting, proxy statement and proxy card relating to the Annual Meeting, as well as our annual report for the fiscal year ended December 31, 2014. The proxy statement contains important information concerning the matters to be voted upon at the Annual Meeting. We hope you will take the time to review it carefully.

We are pleased to take advantage of the Securities and Exchange Commission’s rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

All stockholders of record at the close of business on the record date, which is March 27, 2015, are entitled to vote at the Annual Meeting, and your vote is very important regardless of how many shares you own. Regardless of whether you plan to attend the Annual Meeting, we urge you to submit your proxy as soon as possible. Instructions on the proxy card will tell you how to submit your proxy over the Internet, by telephone or by returning your proxy card in the enclosed postage-paid envelope. If you plan to attend the Annual Meeting and vote in person, and your shares are held in the name of a broker or other nominee as of the record date, you must bring with you a proxy or letter from the broker or nominee to confirm your ownership of such shares.

Sincerely,

Dr. Bami Bastani

President and Chief Executive Officer

MERU NETWORKS, INC.

894 Ross Drive

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 20, 2015

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders, or Annual Meeting, of Meru Networks, Inc., a Delaware corporation, will be held at 894 Ross Drive, Sunnyvale, California, on May 20, 2015 at 10:30 a.m. Pacific Time. At the Annual Meeting, our stockholders will be asked to consider and vote upon:

1.	The election of five (5) directors to serve on our board of directors, each to serve until our Annual Meeting of stockholders to be held in 2016 and until his successor is elected an qualified, or until his death, resignation or removal.

2.	Ratification of the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.	Transaction of such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on March 27, 2015 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

Mark Liu

General Counsel and Secretary

Sunnyvale, California

April 10, 2015

IMPORTANT NOTICE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. IF YOUR PROXY IS NOT IRREVOCABLE, YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE THE VOTE PURSUANT TO THAT PROXY.

i

Meru Networks, Inc.

894 Ross Drive

Sunnyvale, California 94089

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Meru Networks, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors, or Board, for use at the annual meeting of stockholders, or Annual Meeting, to be held at 894 Ross Drive, Sunnyvale, California, on May 20, 2015 at 10:30 a.m. Pacific Time, and at any adjournments or postponements thereof. At the Annual Meeting, holders of our common stock will be asked to vote upon: (i) the election of five (5) directors to serve until the Annual Meeting of stockholders to be held in 2016, or until their successors are duly elected and qualified; (ii) the ratification of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and (iii) any other business that properly comes before the Annual Meeting, or any adjournments or postponements thereof.

This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 10, 2015. The address of our principal executive offices is 894 Ross Drive, Sunnyvale, California 94089.

GENERAL INFORMATION

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, on or about April 10, 2015 we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials online (the “Notice”). If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice.

Record Date

Only holders of record of our common stock at the close of business on the record date, which is March 27, 2015, will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, there were 24,281,349 shares of our common stock outstanding and entitled to vote, held of record by 101 stockholders.

Quorum

Pursuant to our bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each share of common stock held as of the record date. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices.

Voting of Proxies

Stockholders are requested to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope, or vote by Internet or telephone as described below. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted FOR each director nominee listed on the proxy card, and FOR the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2015. Our Board does not know of, and does not intend to bring, any business before the Annual Meeting other than that referred to in this proxy statement and specified in the notice of Annual Meeting. As to any other business that may properly come before the Annual Meeting, including any motion made for adjournment or postponement of the Annual Meeting (including for purposes of soliciting additional votes), the proxy card will confer discretionary authority on the proxies (who are persons designated by our Board) to vote all shares covered by the proxy card in their discretion.

Revocation of Proxies

Any stockholder who has given a proxy that does not state it is irrevocable may revoke it at any time before it is exercised at the Annual Meeting by, before the vote pursuant to the proxy, (i) receipt of a written notice of the death or incapacity of the maker by our Corporate Secretary, or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy, delivery of written notice to the Corporate Secretary), stating that the proxy is revoked or by executing a subsequent proxy. If you hold shares through a brokerage firm, bank or other agent, you must contact that brokerage firm, bank or other agent to revoke any prior voting instructions.

Votes Required

Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the Annual Meeting (the five (5) properly nominated individuals receiving the highest number of votes will be elected). The proposal to approve our independent registered public accounting firm for the fiscal year ending December 31, 2015 must be approved by the affirmative vote of holders of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. As such, an abstention will have no impact on the outcome of the matters voted upon.

Effect of “Broker Non-Votes”

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as the vote for ratification of our independent registered public accounting firm. On non-discretionary items, such as the vote for election of directors, if you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on such proposal.

If a quorum is present, the five (5) nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Therefore, broker non-votes will have no effect on the election of directors. The approval of the ratification of Burr Pilger

Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.

Voting Electronically via the Internet or by Telephone

General Information for All Shares Voted via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvote.com to grant a proxy to vote their shares by means of the Internet. They will be required to provide the control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-690-6903 and following the recorded instructions.

You may use the Internet to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 19, 2015. You may use a touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 19, 2015. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our proxy card.

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Any materials used in connection with a personal solicitation will be released to the individuals who will make the solicitation on or about April 10, 2015. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or the SEC, within four business days of the Annual Meeting.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to Meru Networks, Inc., Attention: Corporate Secretary, 894 Ross Drive, Sunnyvale, California 94089 or call (408) 215-5300.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and either mail your request to Meru Networks, Inc., Attention: Corporate Secretary, 894 Ross Drive, Sunnyvale, California 94089 or call (408) 215-5300.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the consolidated financial statements, list of exhibits and any exhibit specifically requested, filed with the SEC is available without charge upon written request to: Meru Networks, Inc., Attention: Corporate Secretary, 894 Ross Drive, Sunnyvale, California 94089.

ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

Our board of directors, or Board, currently consists of five (5) members. At each Annual Meeting, successors to directors whose term expires at the Annual Meeting will be elected for a term to expire at the succeeding Annual Meeting. The individuals so elected will serve until their successors are elected and qualified.

The Board currently consists of Bami Bastani, Harold Copperman, Stephen Domenik, William Quigley and Sudhakar Ramakrishna. The terms of all of these five (5) directors will expire at the Annual Meeting.

The Board has nominated Bami Bastani, Barry Cox, Stephen Domenik, John Kurtzweil and Sudhakar Ramakrishna as the five (5) directors to each serve for a one year term that is expected to expire at our Annual Meeting in 2016, and until his successor is elected and qualified, or until his earlier death, resignation or removal. Messrs. Copperman and Quigley are not standing for re-election to our Board, and their respective terms as director will end on May 20, 2015, the date of the Annual Meeting. The Board appreciates each of Mr. Copperman’s and Mr. Quigley’s service and contributions. You can find below the principal occupation and other information about the Board’s nominees.

The election of directors will be determined by the five (5) nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the Board’s nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.

On March 4, 2015, we entered into an Annual Meeting Agreement with Vertex Special Opportunities Fund III, LP, Vertex Special Opportunities GP III, LLC, Vertex Capital Advisors, LLC and Mr. Eric Singer, one of our former directors, which we refer to collectively as the Vertex Group. Collectively the Vertex Group and its affiliates are significant Meru stockholders. The agreement provides that each member of the Vertex Group shall cause their shares of our common stock to be present for quorum purposes at our 2015 Annual Meeting and to be voted in favor of (i) our recommended slate of directors and (ii) the ratification of our current independent registered public accounting firm. John Kurtzweil was recommended for nomination to our Board by the Vertex Group. Following such recommendation, we evaluated Mr. Kurtzweil and determined to nominate him for election at our 2015 Annual Meeting in accordance with the Annual Meeting Agreement.

There are no family relationships between any of our directors, nominees or executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF BAMI BASTANI, BARRY COX, STEPHEN DOMENIK, JOHN KURTZWEIL AND SUDHAKAR RAMAKRISHNA AS DIRECTORS.

Information Regarding Our Director Nominees

The following table lists the nominees to our board of directors, or our Board. Biographical information for each director nominee is also provided. Our restated certificate of incorporation and bylaws provide that the number of our authorized directors, which is currently seven (7) members, shall be fixed from time to time by a resolution of the majority of our Board. Effective as of immediately following the Annual Meeting, the number of authorized directors shall be five (5) members. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Director Nominees

The names of the director nominees and certain information (ages as of March 27, 2015) about them are set forth below:

Name	Age	Position and Offices	Director Since
Bami Bastani, Ph.D.	61	Director, President and CEO	2012
Barry Cox	72	Nominee	—
Steven Domenik(1)	63	Director, Independent Chairman of the Board	2014
John Kurtzweil	58	Nominee	—
Sudhakar Ramakrishna(1)(2)	47	Director	2013

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.

Biographies

Nominees for Directors

Dr. Bami Bastani was appointed as our CEO and President and as a member of the Board in March 2012. Prior to joining Meru, he was Chief Executive Officer and President of Trident Microsystems, Inc., a semiconductor company, from June 2011 through May 2012. In January 2012, Trident entered into Chapter 11 bankruptcy proceedings and its assets were distributed to its creditors and equity holders. Prior to joining Trident, Dr. Bastani was the Chairman and Chief Executive Officer of B2 Global Consulting, LLC, a management consulting firm from August 2008 until June 2011. From October 1998 to August 2008, Dr. Bastani was President and Chief Executive Officer of ANADIGICS, Inc. a semiconductor company providing RF solutions for the wireless and broadband communications equipment markets. From 1996 to 1998, Dr. Bastani was Executive Vice President of Fujitsu Microelectronics, where he led the Systems LSI Group, including ASIC System-On-Chip, Local Area Networks, SPARC processors, and RFICs. Previously, he served for more than a decade at National Semiconductor where he held several key executive positions, most recently as Vice President and General Manager of the Embedded Technologies Division. Dr. Bastani also served on the Board of Directors of CorMedix, a specialty pharmaceutical company, from February 2010 to June 2011. He received a Ph.D. degree and an M.S.E.E. degree in Electrical Engineering from The Ohio State University and a B.S.E.E. degree in Electrical Engineering from University of Arkansas. Dr. Bastani’s prior experiences as a Chief Executive Officer and role as the company’s Chief Executive Officer give him unique insights into the day-to-day operations of the company and his membership on the Board allows him to share these insights with the Board. He also brings to the Board his strong background in senior management at technology companies.

Barry Cox is a nominee for our Board. Mr. Cox has served on the board of directors of Pixelworks, Inc., a publicly traded semiconductor company, since March 2012. Mr. Cox has served on the board of directors of Audience, Inc., a publicly traded fabless semiconductor company since October 2009 and was its Chairman of the Board from October 2009 until September 2011. Mr. Cox has served on the board of directors of Adesto Technology, a privately held fabless semiconductor company, since July 2014, and has served as its chairman of the board since October 2014. Mr. Cox served as the executive chairman of the board of Touchstone

Semiconductor, Inc., a privately held fabless semiconductor company from November 2012 until it was acquired by Silicon Laboratories, Inc. in March 2014. Additionally, Mr. Cox was a member of the board of directors of Summit Microelectronics, a privately held fabless semiconductor company from April 1999 to May 2012 and a member of the board of directors of Grandis, Inc., a magnetic memory licensing company from March 2009 to April 2011. Mr. Cox holds a B.S. in engineering from the US Air Force Academy and an M.B.A. from Boston University. Mr. Cox brings to our Board over 45 years of experience in executive leadership positions with technology businesses. He has served as a member of the board of directors of nineteen corporations and has been involved in four public offerings, three secondary offerings and twelve mergers.

Stephen Domenik has served as one of our directors since January 2014 and as the Independent Chairman of the Board as of January 2015. Mr. Domenik has been a general partner at Sevin Rosen Funds, a venture capital firm, since 1995. Mr. Domenik has also served as a director of EMCORE Corporation, a publicly traded provider of compound semiconductor-based components and subsystems, since December 2013, a director of Pixelworks, Inc., a publicly traded designer, developer and marketer of video and pixel processing semiconductors, since August 2010 and a director of MoSys, Inc., a publicly-traded, IP-rich, fabless semiconductor company, since June 2012. He served on the board of directors of PLX Technology, Inc., a publicly traded semiconductor company, from December 2013 until it was acquired by Avago Technologies Limited in August 2014, and on the board of directors of NetLogic Microsystems, Inc., a publicly-traded fabless semiconductor company, from January 2001 until it was acquired by Broadcom Corporation in February 2012. Mr. Domenik was previously CEO of two high-technology companies in the RFID and software domains. He was also vice president of marketing at Cyrix, a Sevin Rosen Funds portfolio company, where he worked until after its IPO in 1995. Prior to Cyrix, Mr. Domenik was the vice president of marketing at Weitek Corporation, a venture-backed startup company that also went public. Mr. Domenik holds an M.S.E.E. and a B.S. in physics from the University of California at Berkeley. Mr. Domenik brings to the Board considerable experience from both established and small companies in the semiconductor and software industries to the Board. Mr. Domenik has both held senior management positions and served on the boards of directors of multiple public and private technology companies. In addition, Mr. Domenik has considerable relevant experience in corporate investments and strategic development of high-technology companies.

John T. Kurtzweil is a nominee for our Board. Mr. Kurtzweil has been an independent consultant since October 2014. From June 2012 until September 2014, Mr. Kurtzweil served as Senior Vice President, Chief Financial Officer, Principal Accounting Officer and Special Advisor to the CEO of Extreme Networks, Inc., a provider of high performance, open networking innovations for enterprises, services providers, and internet exchanges. From September 2006 to June 2012, Mr. Kurtzweil served as Executive Vice President, Finance, Chief Financial Officer, Principal Accounting Officer and Treasurer of Cree, Inc., a company that develops, manufactures, and sells lighting-class light emitting diode, lighting, and semiconductor products for power and radio-frequency applications. From May 2004 to September 2006, Mr. Kurtzweil was Senior Vice President, Chief Financial Officer and Principal Accounting Officer at Cirrus Logic, Inc., a fabless semiconductor company. Mr. Kurtzweil, who is a certified public accountant and certified management accountant, earned an MBA from the University of St. Thomas, and a B.A. in Accounting from Arizona State University. Mr. Kurtzweil will bring to the Board significant senior executive leadership experience, including nineteen years as chief financial officer of publicly traded technology companies and placing $1.9 billion in equity and debt instruments. His technology industry experience includes several M&A transactions and when combined with his treasury experience, gives him a valuable perspective as a director. His qualifications to serve as a director also include his financial market experience, training through the Stanford Directors College, active membership with National Association of Corporate Directors and his experience as an audit committee financial expert.

Sudhakar Ramakrishna has served as one of our directors since December 2013. Mr. Ramakrishna has served as Senior Vice President and General Manager, Enterprise and Service Provider Division of Citrix Systems, Inc., a publicly traded cloud company that enables mobile workstyles, since March 2013. Prior to joining Citrix Systems, Mr. Ramakrishna served as President of Products and Services at Polycom, Inc., a

publicly traded provider of unified communications and collaboration solutions, from February 2012 to March 2013. Mr. Ramakrishna also served as Polycom’s Executive Vice President and General Manager, Unified Communications Solutions and Chief Development Officer from February 2011 to February 2012 and as Senior Vice President and General Manager, Unified Communications Products and Chief Development Officer from October 2010 to February 2011. Prior to joining Polycom, Mr. Ramakrishna served as Corporate Vice President and General Manager for Wireless Broadband Access Solutions and Software at Motorola, Inc., a mobile infrastructure company, from May 2007 to October 2010. Mr. Ramakrishna earned his master¹s degree in Computer Science from Kansas State, and an MBA from Northwestern University’s Kellogg School of Management. Mr. Ramakrishna holds and has filed several patents in the areas of IP telephony, soft switching and load balancing. Mr. Ramakrishna has extensive experience in the management of development and selling of technology solutions. He provides our Board with important perspectives in technological and business trends in the industry. As a current executive officer of a public technology company, he provides guidance and expertise in technical and business matters to our executives, including mobility and networking.

Board Meetings, Committees and Corporate Governance

Our Board held 16 meetings during 2014. Our independent directors generally hold an executive session in conjunction with each regular Board meeting. Our Board also acted by unanimous written consent on one occasion. Each incumbent director attended at least 75% of the aggregate number of (i) the meetings of the Board and (ii) the meetings of the committees on which he served.

Director Independence

Our Board has determined that all current members of the Board and all director nominees, other than Dr. Bastani (our President and CEO), is independent as determined under the rules of The NASDAQ Stock Market and the applicable SEC rules.

Board Leadership

Our Board is led by our Independent Chairman of the Board, an independent director, and several independent directors.

Our Chairman of the Board has the following roles and responsibilities:

•	advising our Chief Executive Officer and other members of senior management on business strategy and leadership development, as appropriate;

•	working with our Board to drive decisions about particular strategies and policies and, in concert with our independent Board committees, facilitates Board effectiveness;

•	providing input to our Chief Executive Officer regarding agendas, meeting schedules, and information provided to our Board;

•	being available, as appropriate, for communication with stockholders;

•	presiding over stockholder meetings when our Chief Executive Officer is unavailable and such authority has not otherwise been delegated;

•	other duties as may be, from time to time, set forth in our bylaws or requested by our Board to assist it in the fulfillment of its responsibilities, by individual directors, or by our Chief Executive Officer.

•	authority to call meetings of our independent directors as may be necessary from time to time;

•	presiding at all meetings of our Board, including executive sessions of our independent directors;

•	serving as principal liaison between our independent directors and our Chief Executive Officer;

•	discusses any significant conclusions or requests arising from the independent director sessions with our Chief Executive Officer and otherwise communicating from time to time with our Chief Executive Officer;

•	disseminating information to the rest of our Board as appropriate;

•	providing leadership to our Board if circumstances arise in which the role of our Chief Executive Officer may be, or may be perceived to be, in conflict;

•	reviewing and approving agendas, meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to our Board (including the quality, quantity and timeliness of such information); and

•	other duties as may be, from time to time, set forth in our bylaws or requested by our Board to assist it in the fulfillment of its responsibilities, by individual directors, or by our Chief Executive Officer.

Our Board structure allows us to leverage the experience of our Chief Executive Officer and the independent perspective of our Chairman of the Board. In the past, the Board has also appointed a Lead Director. However, we have currently consolidated the role of the Chairman of the Board and the Lead Director into one Independent Chairman of the Board. We believe that this structure, combined with our strong committee system, meets the current corporate governance needs and oversight responsibilities of the Board.

Role of the Board in Risk Oversight

The Board is actively involved the oversight of our risk management process. The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and corporate governance committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements and our Board is responsible for monitoring and assessing strategic risk exposure, and other risks not covered by our committees.

The full Board, or the appropriate committee, receives reports on risks facing our company from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our Board’s leadership structure supports effective risk management because it allows our Independent Chairman of the Board and the independent directors on our committees to exercise oversight over management.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our Board. The composition and functioning of our Board and all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market and SEC rules and regulations. Members serve on committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our audit committee is comprised of Mr. William Quigley, who is the chair of the committee, and Messrs. Stephen Domenik and Sudhakar Ramakrishna. The future composition of our audit committee will be determined by the Board following the Annual Meeting.

The composition of our audit committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our audit committee includes two financial experts within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act. All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our Board has adopted, a charter for our audit committee. Our audit committee, among other things:

•	selects a firm to serve as our independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us;

•	helps to ensure the independence of our registered public accounting firm;

•	discusses the scope and results of the audit with our independent registered public accounting firm, and reviews, with management and that firm, our interim and year-end operating results including our disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports filed with the SEC;

•	establishes procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	discusses with management our major financial risk exposures and the steps management has taken to monitor such exposures including our policies with respect to risk assessment and risk management;

•	reviews and discusses with management and our independent registered accounting firm the adequacy and effectiveness of our internal control over financial reporting and the effectiveness of our disclosure controls and procedures;

•	reviews and considers “related person transactions” under, and takes other actions contemplated by, our related person transactions policy; and

•	reviews any proposed waiver of our code of conduct and makes a recommendation to the Board with respect to the disposition of any proposed waiver.

The audit committee met nine times during 2014, including meetings with our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. The audit committee operates pursuant to the audit committee charter, which has been posted on our website at http://investors.merunetworks.com/governance.cfm.

Compensation Committee

Our compensation committee is comprised of Mr. Harold Copperman, who is the chair of the committee, and Mr. Sudhakar Ramakrishna. The future composition of our compensation committee will be determined by the Board following the Annual Meeting.

The composition of our compensation committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. The purpose of our compensation committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our compensation committee recommended, and our Board has adopted, a charter for our compensation committee. Our compensation committee, among other things:

•	reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the other executive officers;

•	administers our stock and equity incentive plans;

•	reviews and makes recommendations to our Board with respect to incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation of our employees.

The compensation committee met seven times during 2014. The compensation committee also acted by unanimous written consent on one occasion. The compensation committee operates pursuant to the compensation committee charter. Under its charter, which has been posted on our website at http://investors.merunetworks.com/corporate-governance.cfm, the compensation committee has authority to retain compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. The compensation committee may form and delegate authority to subcommittees consisting of one or more members of the compensation committee when appropriate, except to the extent such delegation is limited by law or listing standards. The compensation committee may delegate to our CEO or our other officers, within the limits imposed by law and NASDAQ rules, the authority to grant equity awards under the our stock plans to employees or consultants who are not members of our Board or our executive officers. Our compensation committee engaged Radford, an independent compensation consulting firm, to provide advice and help evaluate our compensation philosophy and provide guidance in administering our compensation program in connection with the review of compensation for 2014.

The compensation committee considers risk-mitigating factors, in addition to those described in “— Role of Board in Risk Oversight,” including:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

•	the design of our executive bonus plans to ensure our named executive officers remain focused on financial performance metrics that drive long-term stockholder value, such as revenue and non-GAAP operating income;

•	our use of long-term equity awards to balance against short-term decision making;

•	time-based equity grants to encourage our named executive officers to maintain a long-term perspective;

•	performance-based equity grants based on future revenue performance to avoid short term risk taking;

•	caps on bonus awards to limit windfalls; and

•	the requirement that executive officers must obtain permission from our General Counsel before the purchase or sale of any shares of our common stock, even during an open trading period.

The specific determinations of the compensation committee with respect to executive compensation for fiscal year 2014, and additional discussion regarding the role of Radford in executive compensation, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Harold Copperman and William Quigley. The future composition of our nominating and corporate governance committee will be determined by the Board following the Annual Meeting.

The composition of our nominating and corporate governance committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Our nominating and corporate governance committee has recommended, and our Board has adopted, a charter for our nominating and corporate governance committee. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, recruits and recommends nominees for our Board and committees of our Board;

•	establishes procedures for the submission and consideration of candidates for nomination to our Board recommended by stockholders;

•	oversees the self-evaluation process of our Board and each of its committees;

•	oversees matters of corporate governance, including the development and monitoring of a process to assess the effectiveness of our Board;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	develops and recommends to our Board a code of business conduct and a code of ethics;

•	evaluates our risk management process and system in light of the nature of the material risks we face and the adequacy of our policies and procedures designed to address risk; and

•	develops and recommends to our Board corporate governance guidelines and reviews and recommends to our Board any changes deemed appropriate.

The nominating and corporate governance committee met nine times during 2014. The nominating and corporate governance committee operates pursuant to the nominating and corporate governance committee charter, which has been posted on our website at http://investors.merunetworks.com/governance.cfm.

Director Nominations

The nominating and corporate governance committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for the next annual meeting, the stockholder must deliver the recommendation in writing to the Corporate Secretary, Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089. The recommendation must be submitted not more than 120 days nor less than 90 days prior to the first anniversary of the date of the proxy statement provided in connection with the previous year’s Annual Meeting. If the date of the 2016 Annual Meeting is more than 30 days before or after the anniversary date of the 2015 Annual Meeting, in order for a recommendation to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2016 Annual Meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2016 Annual Meeting. The recommendation must be in accordance with the provisions of our bylaws. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. Candidates for the Board are generally selected based on desired skills and experience in the context of the existing composition of the Board and needs of the Board and its committees at that time, including the requirements of applicable SEC and NASDAQ rules. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the Board and our company at that time. Although the nominating and corporate governance committee does not have a specific policy on diversity, in its consideration of the specific needs of the Board and our company, the committee considers diverse backgrounds so that the Board composition reflects a broad spectrum of experience and expertise. Final approval of nominees to be presented for election is determined by the full Board.

For the 2015 Annual Meeting director nominations, the nominating and corporate governance committee delegated its nominating authority to a special proxy committee consisting of Messrs. Domenik and Ramakrishna. The special proxy committee recommended to the Board that Messrs. Bastani, Cox, Domenik, Kurtzweil and Ramakrishna be nominated to serve as directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of and Ethics for Directors and Senior Executive Officers. These codes are available in the “Corporate Governance” section of our website at

http://www.merunetworks.com. If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

Compensation Committee Interlocks and Insider Participation

During 2014, our compensation committee consisted of Messrs. Copperman and Ramakrishna, with Mr. Nicholas Mitsakos also serving from January 2014 to May 2014 and with Mr. Eric Singer joining the committee in May 2014. As of May 22, 2014, Mr. Mitsakos no longer served on our Board or any Board committee. As of January 6, 2015, Mr. Singer no longer served on our Board or any Board committee. No member of the compensation committee has at any time in the last fiscal year or previously been one of our officers or employees and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or compensation committee during 2014.

Communications with Directors

Stockholders may communicate with the Board by sending written correspondence to: Board of Directors, c/o Corporate Secretary, Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The Board has instructed the Corporate Secretary to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. In particular, the Board has directed that communications such as product or commercial inquiries or complaints, résumé and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any independent director upon request. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response.

Director Attendance of Annual Meetings

We encourage directors to attend our Annual Meetings but do not require attendance. Six of nine then-current directors attended last year’s Annual Meeting of stockholders, including two who attended via telephone.

Director Compensation

The compensation committee evaluates the appropriate level and form of compensation for non-employee directors and recommends changes to the Board when appropriate. The Board adopted the following policies with respect to the compensation of non-employee directors during 2014:

Cash Compensation

In 2014, each non-employee member of the Board declined cash compensation. We do not pay fees to directors for attendance at meetings of our Board and its committees, but we reimburse our directors for reasonable expenses in connection with attendance at the meetings.

Equity Compensation

In 2014, each non-employee director who continued to serve on our Board was automatically granted restricted stock units, or RSUs, in an amount intended to convey approximately $85,000 of value to each non-employee director on an annual basis. Each non-employee director who served on our Board was also entitled to receive an annual cash retainer in the amount of $38,000, which each director elected to be paid in the form of RSUs with an intrinsic value equal to $38,000. In recognition of the fact that RSUs are less liquid than cash, we applied a 10% discount to the per share price used to determine the number of RSUs received in lieu of cash.

In 2014, members of our Board serving in specific roles and members of the committees of our Board received the additional cash compensation listed in the table below, which each director elected to be paid in the form of RSUs with intrinsic value equal to the amounts in the table. Again, in recognition of the fact that RSUs are less liquid than cash, we applied a 10% discount to the per share price used to determine the number of RSUs received in lieu of cash.

Compensation Element	2014 Compensation Amount
Chairman of the Board	$5,000
Lead Director	$10,000
Chairman of the Audit Committee	$16,000
Chairman of the Compensation Committee	$12,000
Chairman of the Nominating and Corporate Governance Committee	$8,000
Committee Member Service (All Committees)	$3,000

The number of RSUs granted to each director in lieu of cash in 2014 was determined by dividing (a) the total dollar amount to be paid to such director for 2014 cash compensation by (b) the average closing price per share for our common stock over a 30-trading day period, less the 10% discount. The 30-trading day period started 15 trading days before a date fixed in advance by the Board and ended 15 trading days after such fixed date. Each RSU award vests at a rate of 25% for every three months of continued service.

2014 Compensation Table

The following table provides information for our fiscal year ended December 31, 2014 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who, served as a non-employee director in 2014. The table sets forth the value of the RSU grants calculated in accordance with the rules of the Securities and Exchange Commission, which value is equal to the fair market value of the RSUs granted on the date of grant (i.e. number of RSUs granted multiplied by $4.33, the price per share of our common stock on the date of grant). However, the price used to determine the number of RSUs to be awarded to each director was based on a price per share of $3.89, which is the discounted 30-day average price per share calculated pursuant to the formula described above.

Other than as set forth in the table and the narrative that follows it, for 2014 we have not paid any fees to our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. All compensation that we paid to Dr. Bami Bastani, our only employee director, is set forth in the tables summarizing executive officer compensation.

Director Compensation – Fiscal 2014

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total(4) ($)
Harold Copperman	$70,224	$84,998	$155,222
Stephen Domenik	42,408	84,998	127,406
Charles Kissner(5)	54,645	84,998	139,643
Nicholas Mitsakos(6)	22,871	42,499	65,370
Barry Newman(7)	30,102	42,499	72,601
William Quigley	51,306	84,998	136,304
Sudhakar Ramakrishna	45,746	84,998	130,744
Eric Singer(8)	31,805	63,749	95,554

(1)	As of December 31, 2014, each then-serving director held outstanding options to purchase the following number of shares: Harold Copperman: 44,903 shares; Stephen Domenik: 0 shares; Charles Kissner: 21,000 shares; William Quigley: 27,500 shares; and Sudhakar Ramakrishna: 0 shares.
(2)	Amounts shown in this column do not reflect cash amounts actually received by the director. Instead, these amounts reflect the aggregate full grant date fair value for awards granted calculated in accordance with ASC 718. See Note 14 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2014 for a discussion of all assumptions made in determining the grant date fair values.
(3)	Amounts shown in this column reflect the aggregate full grant date fair value for awards granted calculated in accordance with ASC 718. See Note 14 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2014 for a discussion of all assumptions made in determining the grant date fair values.
(4)	In March 2014, in connection with our annual stockholders meeting and consistent with the equity compensation policy adopted by the Board, we granted each non-employee director an RSU: Mr. Copperman 35,848 shares; Mr. Domenik 29,424 shares; Mr. Kissner 32,250 shares; Mr. Quigley 31,479 shares; and Mr. Ramakrishna 30,195 shares. The fair value of each such RSUs was $4.33 per share. Each of these RSUs: (i) vests quarterly and in full on the twelve month anniversary; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. As of December 31, 2014, each director held outstanding restricted units and/or awards that had not yet vested as to the following number of shares: Harold Copperman 8,962 shares; Stephen Domenik 7,356 shares; Charles Kissner 8,063 shares; William Quigley 7,870 shares; and Sudhakar Ramakrishna 7,549 shares.
(5)	Charles Kissner no longer served as a member of our Board effective March 4, 2015.
(6)	Nicholas Mitsakos no longer served as a member of our Board effective May 22, 2014.
(7)	Barry Newman no longer served as a member of our Board effective May 22, 2014.
(8)	Eric Singer no longer served as a member of our Board effective January 6, 2015.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, BURR PILGER MAYER, INC., FOR FISCAL YEAR ENDING DECEMBER 31, 2015

(Item No. 2 on the Proxy Card)

Our audit committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of Burr Pilger Mayer, Inc., or BPM, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and until their successors are appointed. Representatives of BPM are expected to be at the Annual Meeting. Representatives of BPM will be given the opportunity to make a statement if they desire to do so and they will be available to respond to appropriate questions.

Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of the selection of BPM by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the audit committee feels that such a change would be in the best interests of our company and stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of BPM as our independent registered public accounting firm.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees and related expenses for professional services provided by our independent registered public accounting firm, Burr Pilger Mayer, Inc., or BPM, during 2014 and 2013. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with BPM maintaining its independence.

	Fiscal years
	2014	2013
Audit Fees(1)	$520,076	$586,913
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$520,076	$586,913

(1)	Audit fees consist of the aggregate fees for professional services rendered by BPM: (i) for the audit of our consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting and reviews of our unaudited condensed consolidated interim financial statements for fiscal years 2014 and 2013, totaling $517,111 and $496,425, respectively; and (ii) in connection with the review of the Registration Statement on Form S-8 filed during fiscal years 2014 and 2013, the Registration Statement on Form S-3 and the Prospectus Supplement filed by the Company with the SEC during fiscal year 2013, totaling $2,965 and $90,488, respectively for 2014 and 2013.

Pre-Approval Policies and Procedures

Our audit committee pre-approval policies and procedures require prior approval of each engagement of BPM to perform services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF BURR PILGER MAYER, INC. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

EXECUTIVE OFFICERS

Our executive officers, their positions and their respective ages, as of March 27, 2015, are:

Name	Age	Position(s)
Bami Bastani, Ph.D.	61	President, Chief Executive Officer and Director
Brian McDonald	58	Chief Financial Officer and Chief Administrative Officer
Mark Liu	41	Vice President, General Counsel and Secretary
Ajay Malik	46	Senior Vice President of Worldwide Engineering and Products
Larry Vaughan	59	Senior Vice President of Worldwide Sales and Field Operations
Sarosh Vesuna	55	Vice President, General Manager of Business Units

Our executive officers serve at the discretion of the Board, subject to rights, if any, under contracts. See “Executive Compensation — Potential Payments Upon Termination or Change of Control” for a discussion of these additional rights. Biographical information for Dr. Bastani is provided above. See “— Information Regarding Our Directors.”

Executive Officers (in addition to Dr. Bastani)

Brian McDonald has served as our Chief Financial Officer since June 2013. In January 2014, his role was expanded to Chief Financial and Administrative Officer, adding the human resources function. He brings more than 30 years of financial and business experience, working with both private and public technology companies, and possesses a strong operational background. Prior to joining us, Mr. McDonald served as Chief Financial Officer at eASIC Inc., a structured ASIC company from August 2011 to June 2013. From June 2004 to March 2011, Mr. McDonald served as Chief Financial Officer at Advanced Analogic Technologies Inc., a publicly traded semiconductor company which went public during Mr. McDonald’s service in 2005. In addition, Mr. McDonald held an Independent Director and Audit Committee Chairman role at iWatt Inc., a private semiconductor company from August 2011 to until its sale in June 2013. At Meru, Mr. McDonald is responsible for the finance, accounting, information technology, human resources, and corporate legal groups. Mr. McDonald holds a B.S. in business administration from the University of Santa Clara.

Mark Liu has served as our General Counsel and Secretary since June 2013. Mr. Liu is responsible for all legal matters for the company. From 2009 to 2013, Mr. Liu was associate general counsel and assistant secretary at NETGEAR, Inc., a publicly traded global networking company. From 2007 to 2009, Mr. Liu served as assistant general counsel at Prana Investments, a real estate investment firm. Previously, Mr. Liu was an associate at Wilson Sonsini Goodrich & Rosati, where he was part of the founding team in the firm’s San Diego office after initially working in the Austin office. Mr. Liu holds a J.D. from the University Of Texas School Of Law and a B.A. in government from Cornell University.

Ajay Malik has served as our Senior Vice President of Worldwide Engineering since August 2013. Mr. Malik is responsible for our WLAN solutions, including hardware, software development, system architecture and quality assurance. From March 2013 to August 2013, Mr. Malik was Vice President Engineering, Mobility Solutions for HP Networking, a division of Hewlett Packard, a publicly traded technology company. From November 2010 to March 2013, Mr. Malik was Senior Director of Engineering for the Wireless Networking Business Unit of Cisco, Inc., a publicly traded networking company. From January 2008 to November 2010, Mr. Malik was Chief Executive Officer of Todooli, Inc., a mobile location tracking company. Prior to Todooli, Mr. Malik held leadership positions at Motorola, Inc., a publicly traded technology company. Mr. Malik holds a B.E. in computer science from IIT Roorkee, India.

Larry Vaughan has served as our Senior Vice President of Worldwide Sales and Field Operations from April 2011 to April 2015. From June 2007 to April 2011, Mr. Vaughan served as Vice President of Sales & Services for the Worldwide Growth and Emerging Markets for BMC Software, Inc., a software vendor, after serving as Vice President of World Wide Field Operations for BMC Software from November 2006 to May 2007. From May 2004 to May 2005, he served as Vice President of Worldwide Sales Operations, and from April 2005 to October 2006, he served as Executive Vice President of World Wide Sales & Services, for Enterasys Networks, Inc. until it was acquired in a going-private transaction. Mr. Vaughan previously held a number of sales, sales management and executive sales management position with Symbol Technologies, Inc., Novell, Bay Networks Inc. (Nortel), Unisys Corporation, and International Business Machines Corp. Mr. Vaughan holds a B.A. in Business Administration from Western Michigan University.

Sarosh Vesuna has served as our Vice President, General Manager of Business Units since January 2014. Previously Mr. Vesuna served as our General Manager of Education from June 2012 to January 2014 and our Vice President of Business Development from January 2008 until June 2012. Prior to joining us, Mr. Vesuna served as Senior Director of Strategy and Business Development for Motorola Inc., a publicly traded technology company, from January 2007 to January 2008. From February 1998 to January 2007, Mr. Vesuna served as Senior Director of Strategy and Business Development at Symbol Technologies Inc., a mobile data capture and delivery company. Mr. Vesuna holds a B.S.E.E. from the University of Bombay and an M.S.E.E. from Pennsylvania State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 27, 2015 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 24,281,349 shares of common stock outstanding at March 27, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 27, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Meru Networks, Inc., 894 Ross Drive, Sunnyvale, CA 94089.

Directors and Executive Officers:	Shares Beneficially Owned(1)	Percentage
Dr. Bami Bastani(2)	663,479	2.7%
Larry Vaughan(3)	165,663	*
Sarosh Vesuna(4)	98,298	*
Brian McDonald(5)	37,489	*
Mark Liu(6)	23,511	*
Ajay Malik(7)	35,251	*
Harold Copperman(8)	462,765	1.9%
William Quigley(9)	2,178,805	9.0%
Sudhakar Ramakrishna(10)	41,525	*
Stephen Domenik(11)	42,103	*
All executive officers and directors as a group, 10 persons(12)	3,748,889	14.9%
Other 5% Stockholders:
Castle Union, LLC(13)	1,412,062	5.8%
Clearstone Venture Partners(9)	1,969,889	8.1%
D.E. Shaw & Company(14)	1,411,502	5.8%

*	Less than 1%
(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person and shares are owned of record and beneficially by the named person.
(2)	Consists of 65,049 shares of common stock and 598,430 shares of common stock subject to options which are exercisable within 60 days of March 27, 2015.
(3)	Consists of 61,672 shares of common stock and 103,991 shares of common stock subject to options which are exercisable within 60 days of March 27, 2015. Effective as of April 6, 2015, Mr. Vaughan was no longer an employee of the company.
(4)	Consists of 34,251 shares of common stock and 64,047 shares of common stock subject to options which are exercisable within 60 days of March 27, 2015.

(5)	Consists of 37,489 shares of common stock.
(6)	Consists of 23,511 shares of common stock.
(7)	Consists of 35,251 shares of common stock
(8)	Consists of 405,452 shares of common stock, 12,410 restricted stock units that will vest within 60 days of March 27, 2015 and 44,903 shares of common stock subject to options which are exercisable within 60 days of March 27, 2015.
(9)	Includes, solely with respect to Mr. Quigley, 168,647 shares of common stock, 12,769 restricted stock units that will vest within 60 days of March 27, 2015 and 27,500 shares subject to options which are exercisable within 60 days of March 27, 2015. Based on a Schedule 13G filed February 8, 2013, affiliates of Clearstone Ventures held shares as follows (i) 2,263,057 shares of common stock beneficially owned by Clearstone Venture Partners II-A, L.P., (ii) 76,847 shares of common stock beneficially owned by Clearstone Venture Partners II-B, L.P., and (iii) 129,037 shares of common stock beneficially owned by Clearstone Venture Partners II-C, L.P. These amounts included (i) Class A warrants to purchase 223,649 shares of our Common Stock and Class B warrants to purchase 223,649 shares of our Common Stock beneficially owned by Clearstone Venture Partners II-A, L.P., (ii) Class A warrants to purchase 7,792 shares of our Common Stock and Class B warrants to purchase 7,792 shares of our Common Stock beneficially owned by Clearstone Venture Partners II-B, L.P., and (iii) Class A warrants to purchase 18,085 shares of our Common Stock and Class B warrants to purchase 18,085 shares of our Common Stock beneficially owned by Clearstone Venture Partners II-C, L.P. All of the Class A warrants and Class B warrants expired on March 12, 2014. Pursuant to an arrangement with Clearstone Venture Management Services, L.L.C. (“Clearstone Services”), Mr. Quigley is contractually obligated to remit the value of any remuneration received for service as one of our directors to Clearstone Services. Clearstone Services disclaims beneficial ownership over all shares held by Clearstone Venture Partners II-A, L.P., Clearstone Venture Partners II-B, L.P. and Clearstone Venture Partners II-C, L.P. Clearstone Venture Management II, L.L.C. (the “General Partner”) is the sole general partner of each of (i) Clearstone Venture Partners II-A, L.P., (ii) Clearstone Venture Partners II-B, L.P. and (iii) Clearstone Venture Partners II-C, L.P. (collectively, the “Funds”). The General Partner, through its control of the Funds, has sole voting, investment and dispositive power with respect to the shares held by the Funds. The address for each of Clearstone Venture Management II, L.L.C., Clearstone Venture Management Services, L.L.C., Clearstone Venture Partners II-A, L.P., Clearstone Venture Partners II-B, L.P., and Clearstone Venture Partners II-C, L.P. is 1351 4th Street, 4th Floor, Santa Monica, California 90401.
(10)	Consists of 30,195 shares of common stock and 11,330 restricted stock units that will vest within 60 days of March 27, 2015.
(11)	Consists of 29,424 shares of common stock and 12,679 restricted stock units that will vest within 60 days of March 27, 2015.
(12)	Consists of 1,969,889 shares beneficially held by entities affiliated with Clearstone Ventures. Also includes an aggregate of 890,941 shares of common stock held individually by directors and officers and 888,059 shares of common stock subject to options which are exercisable within 60 days of March 27, 2015.
(13)	Based on a Schedule 13D/A filed March 12, 2015. Consists of (i) 236,399 shares in the name of Castle Union Partners, L.P., and (ii) 1,175,663 shares in the name of Castle Union Partners II, L.P. CUP, CUP II, CU, and Messrs. Tran and White entered into a Joint Filing Agreement in which the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Issuer. Because of their relationships with CUP and CUP II, each of CU and Messrs. Tran and White may be deemed to beneficially own the Shares beneficially owned by CUP and CUP II. The address of Castle Union LLC is 676 N Michigan Ave, Suite 3605, Chicago, IL 60611.
(14)

Based on a Schedule 13G filed February 17, 2015. Consists of (i) 952,018 shares in the name of D. E. Shaw Composite Side Pocket Series 5, L.L.C., and (ii) 459,484 shares in the name of D. E. Shaw Composite Fund, L.L.C. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the managing member and investment adviser of Laminar Direct Capital, L.L.C. and the investment adviser of D. E. Shaw Composite Side Pocket Series 5, L.L.C. and D. E. Shaw Composite Fund, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of

D. E. Shaw & Co., L.L.C., which in turn is the manager of D. E. Shaw Composite Side Pocket Series 5, L.L.C. and the managing member of D. E. Shaw Composite Fund, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the shares beneficially owned described above and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 1,411,502 shares. The address of D.E. Shaw & Company is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2014. All outstanding awards relate to our common stock.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Purchase Rights under Employee Stock Purchase Plan and Vesting of Restricted Stock	Weighted Average Exercise Price of Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan
Equity compensation plans approved by security holders(1)	4,284,797	$4.88	2,331,806
Equity compensation plans not approved by security holders(2)	810,000	$4.62	185,000

Total equity compensation plans	5,094,797	$4.81	2,516,806

(1)	Prior to our Initial Public Offering, or IPO, we issued securities under our 2002 Stock Incentive Plan. Following our IPO, we issued securities under our 2010 Stock Incentive Plan, or 2010 Plan, and our 2010 Employee Stock Purchase Plan, or ESPP.
(2)	For our Chief Executive Officer, we issued securities under an Inducement Stock Option Plan and Agreement, a Service-Based Restricted Stock Unit Plan and Agreement and a Performance-Based Restricted Stock Unit Plan and Agreement. We also issued securities under our 2013 New Employee Stock Inducement Plan, or the 2013 Plan.

Under the 2010 Plan we may issue stock awards, including but not limited to restricted stock awards, restricted stock units, stock bonus awards, stock appreciation rights and performance share awards. The 2010 Plan contains a provision that the number of shares available for grant and issuance will be increased on January 1 of each year from 2011 through 2020 by an amount equal to the lesser of 4% of our shares outstanding on the immediately preceding December 31 or the number of shares determined by our board of directors.

Under the ESPP, we may grant options for the purchase of our common stock. The ESPP contains a provision that the number of shares available for grant and issuance will be increased on January 1 of each of 2011 through 2020, by an amount equal to the lesser of 1% of our shares outstanding on the immediately preceding December 31 or the number of shares determined by our board of directors.

Under the 2013 Plan, 500,000 shares of common stock were reserved for issuance. The 2013 Plan is designed to attract new employees by providing for awards in the form of restricted stock units, restricted stock awards, stock options (which shall be nonstatutory stock options) or stock appreciation rights. Any grants under the 2013 Plan are approved by our board of directors, as specified under the Listing Rules of the Nasdaq Stock Market.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section discusses the principles underlying our compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions for our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose compensation was more than $100,000 during the fiscal year ended December 31, 2014. We refer to these executive officers as our named executive officers elsewhere in this proxy statement. This section provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and places in perspective the data presented in the tables and narrative that follow.

Executive Summary

Our compensation committee sets the compensation of our named executive officers, with the assistance of a compensation consultant described in more detail below. The compensation committee considers preexisting compensation arrangements in light of the ability to achieve annual operational objectives that further our long-term business objectives and to create sustainable long-term stockholder value in a cost-effective manner. In considering changes to named executive officer compensation, the compensation committee took note of the greater than 75% approval at our 2014 Annual Meeting of the non-binding advisory resolution on compensation paid to our named executive officers, as disclosed in the compensation discussion and analysis, compensation tables and related narrative discussion in the proxy statement for our 2014 Annual Meeting. At our 2011 Annual Meeting, the stockholders voted, on an advisory basis, to approve the Board’s recommendation that future advisory votes on our executive compensation be held every three years. The next stockholder advisory vote regarding executive compensation will occur at our Annual Meeting to be held in 2017.

Compensation Philosophy and Objectives

Our compensation program for named executive officers continues to be designed to attract, motivate and retain highly qualified individuals with the leadership skills necessary to achieve our business strategy. We specifically design our compensation program to reward the achievement of specific annual, long-term and strategic performance goals, and to align our executives’ interests with those of our stockholders by improving stockholder value. The objectives of our compensation philosophy are as follows:

•	Named executive officers should be rewarded for achieving financial and operating performance in support of our business strategy and leadership excellence;

•	Compensation of named executive officers should be aligned with the interests of our stockholders by providing the named executive officers with long-term equity incentive compensation opportunities and promoting stock ownership, and thereby discouraging behavior that leads to excessive risk taking;

•	A portion of the compensation should be at risk; provided such risk does not lead to excessive risk taking by the named executive officers and should vary based on our financial and operating performance as well as the named executive officers’ level of responsibility; and

•	Compensation of named executive officers should be competitive with market practice to enable us to attract, motivate, and retain such high-caliber named executive officers, as well as remain flexible in order to respond to changes in competitive trends.

Role of the Compensation Committee and Management

Our compensation committee has the responsibility of formulating, evaluating and determining the compensation of our executive officers, including our named executive officers. The compensation committee consults with our Chief Executive Officer, Chief Financial Officer and our Vice President of Human Resources regarding both executive and non-executive employee compensation plans and programs, including administering our equity incentive plans. Our Chief Executive Officer typically makes assessments and recommendations to the compensation committee on whether there should be adjustments to the annual base salary, annual cash incentive compensation and long-term equity incentive compensation of named executive officers, other than himself, based upon an assessment of individual factors outlined below. The compensation committee reviews such assessments and recommendations; however, the compensation committee’s decisions are made by the compensation committee in its sole discretion, and outside of the presence of any impacted named executive officers.

In addition to the information regarding executive compensation paid to executives with similar titles and responsibilities at the companies in the Peer Group (described below) and the Radford High-Technology Survey information (the “Survey”), the compensation committee also takes into account the following individual and business factors (which are provided to the compensation committee by our Chief Executive Officer) when determining the compensation for our named executive officers:

•	Individual performance;

•	Performance of our business;

•	Retention risks;

•	Recommendations on the design and structure of short term incentive and long term equity incentive compensation;

•	Information on recruiting and hiring trends and key employment statistics;

•	Recommendations from compensation consultant and management on the amount and form of compensation to be paid to all executive officers, including the Chief Executive Officer;

•	Strategic importance of the position;

•	Scarcity in the market of the individual’s skills and talents;

•	Expected future contributions;

•	Economic and business conditions of the overall market;

•	Historical compensation; and

•	Other information as requested by the compensation committee.

Our Chief Executive Officer, Chief Financial Officer, Vice President of Human Resources and our General Counsel generally attend the compensation committee meetings. However, at each meeting in which executive compensation is on the agenda, the compensation committee holds an executive session without management present. Our Chief Executive Officer is not present during the deliberation and determination of his compensation.

Competitive Market Data and Use of Compensation Consultants

The compensation committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the establishment of cash and equity compensation plans and arrangements and related policies. After using Compensia as its compensation advisor in 2013, the compensation committee engaged Radford to advise us on 2014 compensation for our executive officers. Radford also provided input on 2014 board compensation but did not prepare a formal report. The Compensation Committee chose Radford for 2014 compensation advice in part to gain a different perspective and view on our compensation practices. Radford reports directly to the compensation committee but has been authorized to work with our executive officers to collect information necessary for its engagement. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the company completes an annual questionnaire which includes questions which ask about any actual or potential conflicts or relationship between such individual and the consultant. Radford has also implemented policies and procedures to ensure its ability to provide objective third-party advice on executive compensation matters. Our compensation committee believes that Radford is free of conflicts of interest.

In connection with our 2014 executive officer compensation, Radford provided the following services to our compensation committee:

•	Reviewed our compensation philosophy and Peer Group;

•	Presented a summary of findings;

•	Reviewed a detailed competitive assessment of executive compensation versus the market, including metrics for base salary, target total cash compensation (base salary plus target bonus), long-term incentives, and retention value of current equity holdings);

•	Presented a go-forward equity recommendation and performance equity considerations;

•	Outlined key decisions; and

•	Outlined equity trends at Peer Group companies covering stock-based expense, burn rate, overhang and market pay mix.

In connection with our 2014 executive officer compensation, Radford recommended a peer group of companies (referred to as the “Peer Group”) against which it assessed the competitiveness of our executive compensation program. The companies comprising the Peer Group were selected primarily on the following criteria: network products or broader technology companies with annual revenues ranging from $50 million to $250 million and market values under $400 million.

Compensation data for the Peer Group companies was gathered from publicly available information. This Peer Group was approved by the compensation committee and consisted of the following publicly-traded companies:

Boingo Wireless, Inc.	PCTEL, Inc.
CalAmp Corp.	Procera Networks
ClearOne Inc.	Ruckus Wireless
Communications Systems, Inc.	ShoreTel, Inc.
Digi International, Inc.	Silver Spring Networks
Echelon Corporation	Sonus Networks
Envivio	Symmetricom
iPass	Towerstream
Maxwell Technologies, Inc.	VASCO Data Security International, Inc.
Novatel	Westell Technologies
ORBCOMM	Zhone Technologies

In addition to the data from the Peer Group, Radford also provided information and compensation data derived from the Survey, which includes data and metrics from other technology companies with revenues between $50 million and $250 million. The Survey was especially informative with respect to compensation data for which Peer Group data was not available or insufficient, particularly, our Senior Vice President of Worldwide Engineering and our Vice President and General Manager, Business Units. Radford provided compensation metrics blending information from the Peer Group and the Survey to create a final market data point. The compensation committee considered all of these metrics in the determination of executive compensation.

Elements of Compensation

In 2014, the three main elements to our compensation program for named executive officers were:

•	base salary;

•	cash bonus incentive plans; and

•	long-term equity compensation.

We view these components of compensation as related but distinct. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency and other considerations we deem relevant, such as rewarding extraordinary performance.

In addition, we offer our named executive officers additional benefits including a 401(k) plan and health benefits on the same terms as other employees. We have also entered into severance and change of control arrangements with our named executive officers. The compensation committee does not consider these benefits when making its determinations about other elements of our executive compensation program.

Total compensation, as well as each element of compensation, was not targeted or benchmarked to any particular percentile of compensation paid by other Peer Group or Survey companies, but rather the compensation committee considered Peer Group compensation and Survey data as an important factor in making its compensation decisions, and considered market data a useful reference point to take into account to ensure that named executive officer total compensation is competitive with the Peer Group and sufficient to recruit and retain qualified executives. Specifically, the Peer Group and Survey total compensation median amounts were used as baseline starting points for determining our 2014 compensation program, with adjustments made for the individual and business factors set forth above. Our compensation committee’s current intent is to perform at least once annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives.

Base Salary

Each named executive officer’s base salary is based on the experience, skills, knowledge and responsibilities required of such executive officer and is intended to reflect job responsibilities and value to our company. We believe base salaries are necessary to attract and retain our executive officers and provide our executive officers a fixed element of compensation and level of income stability.

The base salaries of our named executive officers were initially set at the time they joined us based on the following:

•	nature and responsibility of the position and the base salary at the executive’s former position;

•	expertise of the individual executive;

•	competitiveness of the market for the executive’s services based on the substantive judgment of the compensation committee; and

•	recommendations of the Chief Executive Officer and Vice President of Human Resources, except in the case of their own compensation.

Adjustments are made to the base salaries of our named executive officers based on periodic evaluations that take into account the factors listed above and overall company performance (without any reference to a specific goal). On average, base salaries for the named executive officers were positioned at the market 50th percentile for 2014 compensation.

2014 base salaries for named executive officers with continuous service remained unchanged from 2013 as the compensation committee believed the base salary levels were sufficient to satisfy our compensation objectives.

Cash Bonus Incentive Plans

Our cash bonus incentive programs historically reward our named executive officers for meeting and exceeding short-term goals, principally relating to the achievement of revenue targets and operational performance goals set by the compensation committee after consultation with the Board. We continue to believe that establishing revenue targets and operational performance goals are effective measurements in assessing how well or how poorly we are performing from a financial and development standpoint, incentivizing cost-effective revenue growth, and providing specific compensation rewards encourages our named executive officers to perform at their highest potential. It is our general philosophy that management be rewarded for their performance as a team in the attainment of these goals. We believe that this is important in aligning our named executive officers and employees and promoting teamwork among them.

2014 Management Bonus Plan

In January 2014, the compensation committee approved the participation of our named executive officers in our 2014 management bonus plan. Under the management bonus plan, each named executive officer was assigned a targeted bonus value, set as a percentage of his base salary for 2014 except for Mr. Vaughan, whose targeted bonus value was set as a target dollar amount. Each named executive officer had the ability to earn more or less than his targeted bonus value based on the extent of achievement of specified performance goals. For our Chief Executive Officer and our Chief Financial Officer, 50% of the target bonus value was tied to the company’s achievement of specified annual and quarterly revenue goals (the “Revenue Bonus”), and 50% of the target bonus value was tied to the company’s achievement of a specified operating profit goal (the “Operating Profit Bonus”). For our Senior Vice President of World Wide Sales and Field Operations, 60% of the target bonus value was tied to the Revenue Bonus, and 40% of the target bonus value was tied to the Operating Profit Bonus. For named executive officers other than our Chief Executive Officer, Chief Financial Officer and Senior Vice President of World Wide Sales and Field Operations, 40% of the target bonus value was tied to the Revenue Bonus, 40% of the target bonus value was tied to the Operating Profit Bonus, and 20% of the target bonus value was tied to the executive’s performance against management objectives as reasonably determined by our Chief Executive Officer and reported to the compensation committee (the “Performance Bonus”).

For 2014, our Board initially approved an annual revenue target of $109 million for purposes of the Revenue Bonus. The revenue target was established by our Board at a level that we believed to be achievable, but would have required better than expected performance by us and each of our named executive officers. In order for any Revenue Bonus to be paid, the company’s revenue target was required to be met at a level of at least 96.3% of the target. Upon achievement of this minimum revenue target, each participant was eligible to receive a bonus award of 80% of their targeted Revenue Bonus. For achievement between 96.3% and 100% of the revenue target, each eligible participant was eligible to receive a bonus award increasing from 80% on a straight line basis according to the percentage of achievement up to 100%. Upon achievement of 100% of our revenue target for 2014, each participant was eligible to receive a bonus award of 100% of their targeted Revenue Bonus. The executive officers were also eligible to receive an increased Revenue Bonus if our revenue exceeds the revenues target as follows: (a) for achievement above 100% and up to 114.9% of the revenue target, the Revenue Bonus started at a payout of 100% of the target Revenue Bonus amount and increased on a straight-line basis according to the percentage of achievement up to 150%; and (b) for achievement above 114.9% and up to 127.3% of the revenue target, the Revenue Bonus started at a payout of 150% of the target Revenue Bonus amount and increased on a straight-line basis according to the percentage of achievement up to 200% of the target Revenue Bonus.

Under our 2014 management bonus plan, following the end of each quarter, the Revenue Bonus was to be calculated and paid based on our achievement of quarterly revenue targets (or in some circumstances year-to-

date target achievement), with such payment not to exceed 100% of the named executive officer’s targeted year-to-date revenue bonus irrespective of whether the Operating Profit Bonus targets were met. Following the end of the year, the annual cash bonus available was to be calculated and paid based upon our achievement of annual revenue targets and annual operating profit compared to the annual target objectives (without duplication of amounts previously paid for revenue achievement).

In order for any Operating Profit Bonus to be paid, the company was required to meet a minimum target operating profit amount before interest, tax, and amortization expenses of $100,000. If we achieved the minimum target operating profit, the amount of the Operating Profit Bonus was to be calculated on a straight line basis starting at 50% upon achievement of the minimum profit amount and up to 100% upon achievement of a target operating profit of $3.53 million. The executive officers were also eligible to receive an increased Operating Profit Bonus if our operating profit exceeded the target operating profit as follows: (a) for achievement above 100.0% and up to operating profit of $8.12 million, the Operating Profit Bonus started at a payout of 100% of the target Operating Profit Bonus and increased on a straight-line basis according to the percentage of achievement up to 150% target Operating Profit Bonus; and (b) for achievement above operating profit of $8.12 million and up to operating profit of $13.47 million, the Operating Profit Bonus started at a payout of 150% of the target Operating Profit Bonus and increased on a straight-line basis according to the percentage of achievement up to 200% of the target Operating Profit Bonus. Under the 2014 management bonus plan, our operating profit was measured on a non-GAAP basis, excluding stock-based compensation expense and warrant expense. After consultation with the Board, the compensation committee selected the operating profit target in an effort to motivate the reduction of our operating expenses while also rewarding revenue growth pursuant to the Revenue Bonus.

Amended and Restated 2014 Management Bonus Plan

Based on our company performance in the first half of 2014, no Revenue Bonus and no Operating Profit Bonus payments were made under the 2014 management bonus plan. The Board further reviewed in detail the company’s financial performance and considered potential senior executive officer retention issues at the company. As a result, the Board made adjustments to our annual operating plan.

Following these annual operating plan adjustments by our Board, the compensation committee recognized that future payments pursuant to the 2014 management bonus plan were unlikely. The compensation committee subsequently determined that as the company continued to work through a period of substantial challenges in 2014, it was critical to ensure that the executive officers be retained and that individual contribution be rewarded toward that end.

Consequently, in July 2014, the compensation committee approved an amended and restated 2014 management bonus plan (the “Amended 2014 Plan”) for second half performance. Under the Amended 2014 Plan, the assigned targeted bonus value for each named executive officer was discounted first by fifty percent (50%) in order to account for second half performance only (as opposed to full year performance) and second by an additional twenty percent (20%) in order to, among other things, acknowledge that the company’s operating plan was reset by the Board. At the time the compensation committee established the second half targets in the Amended 2014 Plan, the committee believed the targets were challenging but achievable based on its review of our operating plan and the committee’s assessment of our industry and the general economic environment at that time.

For second half of 2014, our Board approved a second half revenue target of $58 million. The second half revenue target was established by our Board at a level that we believed to be achievable, but would have required better than expected performance by us and each of our named executive officers. In order for any Revenue Bonus to be paid, the company’s revenue target was required to be met at a level of at least 89.7% of the target. At achievement of this minimum revenue target, each participant was eligible to receive no Revenue Bonus. For achievement between 89.7% and 100% of the revenue target, each eligible participant was eligible to receive a

Revenue Bonus award starting at 0% on a straight line basis according to the percentage of achievement up to 80%. Upon achievement of 100% of our second half 2014 revenue target, each participant was eligible to receive a bonus award of 80% of their targeted Revenue Bonus. For achievement above 100% and up to 125% of the revenue target, the Revenue Bonus started at a payout of 80% of the target Revenue Bonus amount and increased on a straight-line basis according to the percentage of achievement up to 100%. Consequently, even if we exceeded the second half revenue target, the Revenue Bonus payout was capped at 100% for each named executive officer.

In order for any Operating Profit Bonus to be paid under the Amended 2014 Plan, the company was required to meet a minimum second half target operating loss amount before interest, tax, and amortization expenses of $(180,000). Under the Amended 2014 Plan, our operating profit was measured on a non-GAAP basis, excluding stock-based compensation expense and warrant expense. If we achieved the minimum second half target operating profit, the amount of the Operating Profit Bonus was to be calculated on a straight line basis starting at 0% upon achievement of the minimum profit amount and up to 80% upon achievement of a second half target operating profit of $2.449 million. For achievement above second half target operating profit and up to operating profit of $3.879 million, the Operating Profit Bonus started at a payout of 80% of the target Operating Profit Bonus and increased on a straight-line basis according to the percentage of achievement up to 100% target Operating Profit Bonus. Consequently, even if we exceeded the second half target operating profit, the Operating Profit Bonus payout was capped at 100% for each named executive officer.

Other Bonus

The efforts and contributions of Mr. Ajay Malik, our senior vice president of engineering and products, were key to ensure our critical engineering and product management teams timely delivered quality products and solutions. Consequently, the compensation committee paid discretionary bonuses to Mr. Malik outside of the 2014 management bonus plan (as amended) for $45,000 in September 2014 and $29,200 in February 2015 for 2014 performance. In determining the amount of these payments, the compensation committee considered a number of factors, including retention considerations, Mr. Malik’s contributions, review of the engineering and product group’s performance, economic and business conditions of the overall market and challenges facing the company.

2014 Results

During 2014, we generated revenue of approximately $90.9 million and generated a non-GAAP operating loss of $12.7 million. For second half of 2014, we generated revenue of approximately $44.2 million and generated a non-GAAP operating loss of $5.1 million.

The following table sets forth the target bonus established under the 2014 management bonus plan, the amount received by each named executive officer under the 2014 management bonus plan and the Amended 2014 Plan (together, the “Plans”), and the amount received by each named executive officer outside of the Plans. Note that no bonuses were paid to any named executive officer for first half 2014 performance under the original 2014 management bonus plan. The amounts indicated in the column “Actual Bonus Received Under the Plans” represent the Performance Bonus received by Mr. Malik and Mr. Vesuna. Dr. Bastani, Mr. McDonald and Mr. Vaughan were not eligible to receive a Performance Bonus under the terms of the Plans.

Name	Position	Target Percentage (%) of Base Salary	Target 2014 Bonus Amount (including Revenue Bonus, Operating Profit Bonus, and Performance Bonus)*	Actual Bonus Received Under the Plans**	Bonus Received Outside of the Plans
Dr. Bami Bastani	President and CEO	100%	$450,000	$—	$—
Brian McDonald	Chief Financial Officer	50%	152,500	—	—
Ajay Malik	SVP, Worldwide Engineering	45%	123,750	19,800	74,200
Larry Vaughan	SVP, Worldwide Sales and Field Operations(1)	118%	325,000	—	—
Sarosh Vesuna	VP and GM, Business Units	45%	101,250	14,175	—

*	The target amount is calculated under the original 2014 management bonus plan. Target bonus levels under the Amended 2014 Plan were 50% of the fixed percentages for the Revenue Bonus, Operating Profit Bonus and Performance Bonus, with such levels additionally discounted by 20%. The weighting of the components of the target bonus amounts from the original 2014 management bonus plan for each named executive officer remained unchanged under the Amended 2014 Plan.
**	The amounts reflected in this column were paid 1/3rd in cash and 2/3rd in fully-vested restricted stock units.
(1)	Mr. Vaughan’s target bonus amount was set as a target dollar amount of $325,000, which equaled 118% of his base salary. Effective as of April 6, 2015, Mr. Vaughan was no longer an employee of the company.

Long-Term Equity Compensation

The goal of our long-term, equity-based incentive awards is to provide each named executive officer with an incentive to manage our company from the perspective of an owner with an equity stake in the business. Our compensation committee believes that long-term performance is achieved through an ownership culture that encourages long-term performance by our named executive officers through the use of stock-based awards. In addition, our compensation committee also believes that having a meaningful equity ownership in our company assists us in retaining our key employees.

We provide our named executive officers with long-term equity compensation through our equity plans, pursuant to which we grant restricted stock awards, restricted stock units (“RSUs”) and options to purchase shares of our common stock. In 2014, we granted equity to our named executive officers pursuant to our 2010 Stock Incentive Plan.

We believe that a policy of granting RSUs, as opposed to stock options, is compelling not only for the executive officers, but also for the company’s stockholders. The compensation value of an RSU award does not depend solely on future stock price increases; at grant, its value is equal to our stock price. Although its value may increase or decrease with changes in the stock price during the period before vesting, an RSU award will likely have value even without future stock price appreciation. Accordingly, we believe RSU awards deliver greater share-for-share compensation value at grant than do stock options (which we have granted in the past), and we can offer comparable grant date compensation value with fewer shares than if the grant were made solely with stock options. This results in less dilution to our stockholders.

Each named executive officer is initially provided with an equity grant when they join our company based upon their position with us and their relevant prior experience. These initial grants generally vest over three years and no shares vest before the one year anniversary of the equity grant. We spread the vesting of our equity grants over three years to compensate our named executive officers for their contribution over a period of time. Our compensation committee has discretion to make equity grants to executive officers and other employees from time to time and generally do so in light of changes in the applicable executive officer’s responsibilities, performance and experience or material changes for comparable executives as reflected in benchmark data. In addition to review of the equity awards based on value, the compensation committee also considers equity awards as a percentage of the company in order to facilitate comparisons against other companies which have smaller or larger market capitalizations.

In 2014, we granted RSUs to our named executive officers. In each instance, the compensation committee determined to make the grants based on individual performance and review of current executive officer equity positions and awards (based on value and percentage of the company) relative to the Peer Group median and the Survey as reflected in the data provided by Radford. The grants to the named executive officers were generally at or below the market 50th percentile. Consistent with past years, the compensation committee continued to subject a portion of the equity awards to performance-based vesting. The compensation committee decided to subject 50% of the total number of RSU shares to performance-based vesting, due in part to its belief that performance should be a significant factor in our overall equity compensation program, and 50% of the total number of RSU shares to time-based vesting, in order to encourage executive retention.

In January 2014 in connection with the annual compensation review, each named executive officer serving as such at that time received (i) one time-based RSU award, and (ii) two performance-based RSU awards. The value of the shares subject to these equity grants to named executive officers are reflected in the “2014 Summary Compensation Table” and further information about these grants is reflected in the “2014 Grants of Plan-Based Awards” table below, each in the “Executive Compensation” section. The time-based RSU awards vest annually over three years and are subject to each executive officer’s change of control agreement. The first performance-based RSU award is eligible to be earned, if at all, upon achievement of at least two consecutive quarters of operating profitability during the period commencing with the first quarter of 2014 and ending with (and including) the fourth quarter of 2016. The second performance-based RSU award is eligible to be earned, if at all, upon our full year annual growth exceeding market growth based on market data reported by Dell’Oro (or in the absence of market data reported by Dell’Oro, 15%) for 2014, 2015 or 2016. The performance-based RSUs are subject to acceleration and will be fully vested if we experience a change of control in the event our acquisition price is equal to or exceeds two times the total revenue for the period 12 months prior to such change of control.

In September 2014, at the Board’s direction, the compensation committee granted a retention RSU award to Mr. Ajay Malik for 50,000 shares. This award was made largely for retention purposes and to acknowledge the meaningful and substantial contributions made by the engineering and products organizations managed by Mr. Malik. Each such RSU award was time-based and vests annually over two years, with vesting dates of September 18, 2015 and September 18, 2016. These RSUs are also subject to Mr. Malik’s change of control agreement.

Employee Benefits

We provide all of our employees with a broad range of benefits, including medical and dental insurance and the opportunity to participate in our 401(k) plan, which is open to all regular, full-time US employees. We do not provide any material special perquisites or benefits for the named executive officers.

Severance and Change of Control Arrangements.

Severance and change of control benefits for each named executive officer are governed by their respective employment agreements or severance and change of control agreements. Our compensation committee believes these arrangements mitigate some of the risk that exists for executives working in a small, dynamic company in an environment where there is a meaningful likelihood that we may be acquired. These arrangements are intended to attract and retain qualified executives who have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer. We also believe that entering into these arrangements will help these executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of Meru. These benefits are as more fully described in the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Retirement Plans

We currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans. We do maintain a 401(k) plan that is tax-qualified for our employees, including its executive officers. We do not offer employer matching or other employer contribution to 401(k) plan.

Risks from Compensation Policies and Practices

The compensation committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the compensation committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

Compensation Recovery Policy

Under our cash incentive compensation plans, we have reserved the right to implement recoupment or clawback policies we deem necessary or advisable in order to comply with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable rules of the SEC or a stock exchange or similar body). Currently, we have not implemented a policy regarding retroactive adjustments to any equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement or other adjustment in a manner that would reduce the size of the award or payment. Currently, under those circumstances, our board of directors or our compensation committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement or adjustment, including the terms of the relevant compensation plans.

Policy Against Hedging or Pledging Meru Stock

Under our Insider Trading and Communications Policy, directors and employees, including our named executive officers, are prohibited from buying or selling puts or calls, or their equivalent positions, on our securities, including options and derivatives trading on any stock exchanges or futures exchanges.

Accounting and Tax Implications of Our Compensation Policies

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Because of the limitations of Internal Revenue Code Section 162(m), we generally receive a federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated officers only if the compensation is less than $1,000,000 per person during any fiscal year or is “performance-based” under Internal Revenue Code Section 162(m). In addition, while neither the compensation committee nor Board has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, we determined that compensation paid in 2013, as well as any gain from options granted in 2013 will be fully diluted, and the compensation committee intends to consider tax deductibility under Internal Revenue Code Section 162(m) as a factor in its future compensation decisions.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our Board that the Compensation Disclosure and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors,

Harold Copperman Sudhakar Ramakrishna

The information contained in the foregoing report of Meru’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Meru under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Meru specifically incorporates it by reference.

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers in the year ended December 31, 2014 whose compensation was more than $100,000 during the fiscal year ended December 31, 2014, 2013, and 2012.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non- Equity Incentive Plan Comp.(3)	All Other Comp.	Total
Dr. Bami Bastani	2014	$450,000	$—	$659,629	$—	$—	$—	$1,109,629
President and Chief	2013	450,000	310,078	111,650	259,336	62,204	24,950(5)	1,218,218
Executive Officer	2012	351,136(4)	—	564,000	1,511,124	287,915	160,601(5)	2,874,776

Brian McDonald	2014	305,000	—	244,017	—	—	—	549,017
Chief Financial &	2013	170,292(6)	103,943	508,200	—	—	—	782,435
Administrative Officer	2012	—	—	—	—	—	—	—

Larry Vaughan(9)	2014	275,000	—	293,762	—	—	—	568,762
Senior Vice President -	2013	275,000	223,945	219,420	30,629	44,928	—	793,922
Worldwide Sales &	2012	275,000	—	88,500	512,833	296,965	—	1,173,298
Field Operations

Ajay Malik	2014	275,000	74,200	461,610	—	19,799	—	830,609
Senior Vice President,	2013	101,042(7)	161,365	434,400	—	—	—	696,807
Engineering	2012	—	—	—	—	—	—	—

Sarosh Vesuna(8)	2014	225,000	—	163,241	—	14,175	—	402,416
VP, General Manager	2013	225,000	74,762	197,090	18,718	10,902	—	526,472
of Business Units

(1)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for awards granted during 2014. See Note 14 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2014 for a discussion of assumptions made in determining the grant date fair values.
(2)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value for awards granted during 2014 calculated in accordance with ASC 718. See Note 14 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2014 for a discussion of assumptions made in determining the grant date fair values.
(3)	The amounts in this column represent total performance-based bonuses earned and payable at a later date for service rendered during the years ended December 31, 2014, December 31, 2013, and December 31, 2012. See “Compensation Discussion and Analysis — Cash Bonus Incentive Plans” for a description of the 2014 management bonus plan.
(4)	Dr. Bastani joined us in March 2012 and his salary was prorated for 2012.
(5)	This amount represents relocation payments made to Dr. Bastani in connection with his employment.
(6)	Mr. McDonald joined us in June 2013 and his salary was prorated for 2013.
(7)	Mr. Malik joined us in August 2013 and his salary was prorated for 2013.
(8)	Mr. Vesuna became an executive in 2013.
(9)	Effective as of April 6, 2015, Mr. Vaughan was no longer an employee of the company.

2014 Grants of Plan-Based Awards

The following table presents grants of plan-based awards to our named executive officers during 2014:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under - Equity Incentive Plan Awards		Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Target ($)	Maximum ($)	Target
Dr. Bami Bastani	01/29/2014	—	—	31,250	(3)	$135,000
	01/29/2014	—	—	31,250	(3)	135,000
	01/29/2014	—	—	62,500	(5)	270,000
	02/13/2014	—	—	28,281	(4)	119,629
		225,000	225,000

Brian McDonald	01/29/2014	—	—	12,000	(3)	51,840
	01/29/2014	—	—	12,000	(3)	51,840
	01/29/2014	—	—	24,000	(5)	103,680
	02/13/2014	—	—	8,666	(4)	36,657
		76,500	76,500
Larry Vaughan	01/29/2014	—	—	12,000	(3)	51,840
	01/29/2014	—	—	12,000	(3)	51,840
	01/29/2014	—	—	24,000	(5)	103,680
	02/13/2014	—	—	20,426	(4)	86,402
		162,500	162,500
Ajay Malik	01/29/2014	—	—	12,000	(3)	51,840
	01/29/2014	—	—	12,000	(3)	51,840
	01/29/2014	—	—	24,000	(5)	103,680
	02/13/2014	—	—	16,253	(4)	68,750
	09/18/2014	—	—	50,000	(5)	185,500
		61,875	61,875
Sarosh Vesuna	01/29/2014	—	—	15,000	(5)	64,800
	01/29/2014	—	—	7,500	(3)	32,400
	01/29/2014	—	—	7,500	(3)	32,400
	02/13/2014	—	—	7,953	(4)	33,641
		50,625	50,625

(1)	The amounts in these columns reflect amounts payable pursuant to our amended and restated 2014 management bonus plan, as amended on July 22, 2014. No bonus payments were made for first half of 2014 performance. See ‘‘Compensation Discussion and Analysis — Elements of Compensation — Cash Bonus Incentive Plans’’ for a discussion of our 2014 management bonus plan.
(2)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect either the market value of the aggregate full grant date for stock awards or the aggregate full grant date fair value for option awards granted during 2014 calculated in accordance with ASC 718. Please see Note 14 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2014 for a discussion of assumptions made in determining the grant date fair values of the options we granted in fiscal 2014.
(3)	Restricted stock units (RSU) are subject to the achievement of certain performance criteria. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Compensation” for a discussion of these awards.
(4)	The RSU awards are fully vested as of the date of grant. The awards represent RSUs issued for 2013 performance awards.
(5)	RSUs are subject to time-based vesting.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table presents certain plan information of equity awards held by our named executive officers as of December 31, 2014:

	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options						Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units That Have Not Vested ($)*
Name	Exercisable		Unexercisable		Exercise Price ($)	Expiration Date of Options
Dr. Bami Bastani	412,495	(2)	187,505	(2)	$4.62	03/21/2022	—		—
	60,000	(1)	—		3.40	08/23/2022	—		—
	16,041	(8)	18,959	(8)	3.19	02/07/2023	—		—
	—		—		—	—	17,500	(3)	65,800
	—		—		—	—	17,500	(4)	65,800
	33,332	(13)	66,668	(13)	3.60	08/07/2023	—		—
	—		—		—	—	62,500	(5)	235,000
	—		—		—	—	31,250	(6)	117,500
	—		—		—	—	31,250	(6)	117,500
Brian McDonald	—		—		—	—	80,000	(7)	300,800
	—		—		—	—	24,000	(5)	90,240
	—		—		—	—	12,000	(6)	45,120
	—		—		—	—	12,000	(6)	45,120
Larry Vaughan	38,541	(12)	11,459	(12)	5.54	11/07/2021	—		—
	10,624	(9)	4,376	(9)	3.75	02/07/2022	—		—
	—		—		—	—	5,000	(10)	18,800
	2,069	(11)	1,479	(11)	3.40	08/23/2022	—		—
	4,660	(11)	3,329	(11)	3.40	08/23/2022	—		—
	30,000	(1)	—		3.40	08/23/2022	—		—
	8,249	(8)	9,751	(8)	3.19	02/07/2023	—		—
	—		—		—	—	9,000	(3)	33,840
	—		—		—	—	9,000	(4)	33,840
	—		—		—	—	30,000	(14)	112,800
	—		—		—	—	24,000	(5)	90,240
	—		—		—	—	12,000	(6)	45,120
	—		—		—	—	12,000	(6)	45,120
Ajay Malik	—		—		—	—	80,000	(15)	300,800
	—		—		—	—	24,000	(5)	90,240
	—		—		—	—	12,000	(6)	45,120
	—		—		—	—	12,000	(6)	45,120
	—		—		—	—	50,000	(16)	188,000
Sarosh Vesuna	6,538	(1)	—		4.81	07/22/2018	—		—
	12,820	(1)	—		7.80	09/24/2019	—		—
	6,410	(1)	—		7.80	09/24/2019	—		—
	5,010	(12)	1,490	(12)	5.54	11/07/2021	—		—
	7,083	(9)	2,917	(9)	3.75	02/07/2022	—		—
	—		—		—	—	4,000	(10)	15,040
	1,353	(11)	967	(11)	3.40	08/23/2022	—		—
	583	(11)	417	(11)	3.40	08/23/2022	—		—
	16,000	(1)	—		3.40	08/23/2022	—		—
	5,041	(8)	5,959	(8)	3.19	02/07/2023	—		—
	—		—		—	—	5,500	(3)	20,680
	—		—		—	—	5,500	(4)	20,680
	—		—		—	—	30,000	(14)	112,800
	—		—		—	—	15,000	(5)	56,400
	—		—		—	—	7,500	(6)	28,200
	—		—		—	—	7,500	(6)	28,200

*	The market value of the stock awards that have not vested is based on the closing market price of our Common Stock of $3.76 on December 31, 2014.
(1)	Fully vested.

(2)	Option vested as 25% of the shares of common stock underlying it on March 21, 2013, and as to 1/48th of the underlying shares monthly thereafter until fully vested on March 21, 2016.
(3)	Award fully vests on January 1, 2016.
(4)	Award fully vests on January 1, 2016, subject to achievement of certain performance criteria.
(5)	Award vests annually with a vesting commencing date of January 29, 2014 and will be fully vested on January 29, 2017.
(6)	Award vests annually with a vesting commencing date of January 29, 2014 and will be fully vested on January 29, 2017, subject to the achievement of certain performance criteria.
(7)	Award vests annually with a vesting commencing date of June 11, 2013 and will be fully vested on June 11, 2016.
(8)	Option vests monthly with a vesting commencing date of February 7, 2013 and will be fully vested on February 7, 2017.
(9)	Option vests monthly with a vesting commencing date of February 7, 2012 and will be fully vested on February 7, 2016.
(10)	Award fully vested on January 1, 2015.
(11)	Option vested as 25% of the shares of common stock underlying it on August 23, 2013, and as to 1/48th of the underlying shares monthly thereafter until fully vested on August 23, 2016.
(12)	Option vests monthly with a vesting commencing date of November 7, 2011 and will be fully vested on November 7, 2015.
(13)	Option vests monthly with a vesting commencing date of August 7, 2013 and will be fully vested on August 7, 2017.
(14)	Award vests annually with a vesting commencing date of August 7, 2013 and will be fully vested on August 7, 2016
(15)	Award vests annually with a vesting commencing date of September 9, 2013 and will be fully vested on September 9, 2016.
(16)	Award vests annually with a vesting commencing date of September 18, 2014 and will be fully vested on September 18, 2016.

Option Exercises and Stock Vested in 2014

The following table provides information concerning each vesting of stock awards for each of our named executive officers during the fiscal year ended December 31, 2014:

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
Dr. Bami Bastani	22,500		$84,600
	15,000		51,750
	28,281	(1)	119,629
Brian McDonald	40,000		141,800
	8,666	(1)	36,657
Larry Vaughan	7,500		25,875
	15,000		54,450
	20,426	(1)	86,402
Ajay Malik	40,000		138,400
	16,253	(1)	68,750
Sarosh Vesuna	1,700		7,327
	4,000		13,800
	15,000		54,450
	7,953	(1)	33,641

(1)	The Restricted Stock Unit award is fully vested as of the date of grant.

During the year ended December 31, 2014, there were no exercises of stock options by our named executive officers.

Employment, Severance and Change of Control Agreements

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. In this regard, we recognize that the possibility of an involuntary termination or change in control may exist and that the uncertainty and questions that it may raise among executives could result in the departure or distraction of executives to the detriment of the company and our stockholders. Our compensation committee has adopted a standardized severance and change of control agreement structure in order to harmonize the change of control provisions across all executive officers and address retention concerns.

Under the severance and change of control agreements, if a named executive officer is terminated as a result of an Involuntary Termination (as defined below) and not for Cause (as defined below) such executive officer will be entitled to severance benefits from us in the form of salary continuation for the period of months listed opposite such executive officer’s name in the second column below. Moreover, such executive officer will be entitled to the continuation of health insurance benefits by us or to have the executive officer’s premiums for COBRA continuation coverage reimbursed by us until the earlier of: (i) the end of the period of months listed opposite such executive officer’s name in the second column below, or (ii) the date the executive officer or such executive officer’s eligible dependents become covered under another employer group health plan; or, upon the election of the executive officer.

If a named executive officer is terminated as a result of an Involuntary Termination and not for Cause at any time within three months before or twelve months after a Change of Control (as defined below) such executive officer will be entitled to severance benefits from us in the form of salary continuation for the period of months listed opposite such executive officer’s name in the third column below. Moreover, such executive officer will be entitled to the continuation of health insurance benefits by us or to have the executive officer’s premiums for COBRA continuation coverage reimbursed by us until the earlier of: (i) the end of the period of months listed opposite such executive officer’s name in the third column below, or (ii) the date the executive officer or such executive officer’s eligible dependents become covered under another employer group health plan; or, upon the election of the executive officer. In addition to these benefits, upon such an Involuntary Termination in connection with a Change of Control, such executive officer will receive acceleration of the vesting and exercisability of all of such executive officer’s outstanding equity awards (e.g., stock options and RSUs) to the extent the vesting is based solely on services to our company over time (rather than performance-based vesting). In addition, under the agreements entered into by our executive officers governing their performance-based RSUs, in the event the executive officer is Involuntary Terminated in connection with a Change of Control and the consideration paid or payable pursuant to such Change of Control is greater than a stated threshold amount, the executive officer’s performance-based RSU’s that had been previously earned would become fully vested.

The payment and benefit levels in connection with Involuntary Termination or Change of Control were determined by the compensation committee with the assistance of the committee’s advisors, as well as the following factors:

•	the criticality of the executive officer to our company,

•	the competitiveness of the market for that position, and

•	our company’s compensation philosophy (including short-term and long-term strategic objectives.

Name of Executive Officer	Months of Severance Payments and Continued Health Insurance Benefits Upon Involuntary Termination	Months of Severance Payments and Continued Health Insurance Benefits Upon Involuntary Termination Following a Change of Control
Dr. Bami Bastani	18 months	24 months
Brian McDonald	12months	15 months
Larry Vaughan	15months	22.5 months
Ajay Malik	9 months	12 months
Sarosh Vesuna	12 months	18 months

In the event that the payments under any Severance Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, which we refer to as the Code and would subject the executive officer to the excise tax under Section 4999 of the Code, such executive officer is entitled to either: (i) the full payments provided under the Severance Agreement, or (ii) such lesser amount which would result in no portion of such payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account all applicable income and excise taxes, would result in a greater after-tax benefit to such executive officer. The foregoing payments, benefits and, as applicable, acceleration are also subject to a Section 409A savings clause as well as (i) a release of our company by the applicable executive officer for all claims, (ii) the executive officer’s compliance with customary non-solicitation covenants for twelve months post-termination and continued observance of his obligations to us under his current proprietary information and inventions agreement, and (iii) the executive officer’s compliance with customary non-disparagement covenants for twelve months post-termination.

“Cause” is defined to mean:

•	the failure by such executive officer to substantially perform such executive officer’s duties and responsibilities of his position (other than such failure resulting from such executive officer’s incapacity due to physical or mental illness), provided that following a Change of Control such failure must be willful and continued;

•	a felony conviction or a plea of “guilty” or “no contest” to a felony and which has an adverse effect on the business or affairs of our company or its affiliates or stockholders, provided that following a Change of Control such adverse affect must be a material adverse effect on our company or its affiliates or stockholders;

•	intentional or willful misconduct or refusal to follow the reasonable and lawful instructions of our Board;

•	intentional breach of company confidential information obligations which has an adverse effect on our company or its affiliates or stockholders, provided that following a Change of Control such adverse affect must be a material adverse effect on our company or its affiliates or stockholders;

•	material fraud or dishonesty against our company;

•	prior to a Change of Control, material violation of a written company policy or agreement or a material company policy or agreement broadly understood by company executive officers which has an adverse effect on our company or its affiliates or stockholders, or, following a Change of Control, violation of company policy or agreement which has a material adverse effect on our company or its affiliates or stockholders; or

•	failure to cooperate with our company in any investigation or formal proceeding by our Board or any governmental or self-regulatory entity;

provided that no termination of the executive officer for Cause shall be effective unless the executive officer is given written notice from our Board of the condition that could constitute Cause and, if capable of being cured, at least 30 days to cure the condition.

“Change of Control” is defined to mean the occurrence of any of the following events:

•	the approval by the stockholders of our company of a plan of complete liquidation or dissolution of our company or the closing of a sale or disposition by our company of all or substantially all of our company’s assets, other than a sale or disposition to a subsidiary of our company or to an entity, the voting securities of which are owned by the stockholders of our company in substantially the same proportions as their ownership of our company’s voting securities immediately prior to such sale or disposition;

•	a merger or consolidation of our company with any other corporation, other than a merger or consolidation which would result in the voting securities of our company outstanding immediately prior thereto continuing to represent directly or indirectly (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent of the total voting power represented by the voting securities of our company or such surviving entity outstanding immediately after such merger or consolidation;

•	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of our company representing fifty percent or more of the total voting power represented by our company’s then outstanding voting securities;

•	a contest for the election or removal of members of the Board that results in the replacement during any twelve-month period of at least fifty percent of the Incumbent Directors of the Board, whose appointment is not endorsed by the majority of the Incumbent Directors of the Board prior to such contest. “Incumbent Directors” is defined as: (x) directors as of the date of the Severance Agreement; and (y) directors elected other than in connection with an actual or threatened proxy contest.

“Involuntary Termination” is defined to mean such executive officer’s termination by our company without “Cause” or resignation by such executive officer within 30 days following the expiration of any company cure period following the occurrence of one or more of the following without the executive officer’s written consent:

•	a material reduction in the executive officer’s responsibilities relative to the executive officer’s authorities or responsibilities in effect on the date of the Severance Agreement, or, on or following a Change of Control, a material reduction in the executive officer’s responsibilities relative to the executive officer’s authorities or responsibilities in effect immediately prior to the Change of Control;

•	a material reduction by our company of the executive officer’s annual base compensation rate and/or target bonus dollar amount as of the date of the Severance Agreement other than a reduction, not to exceed 15% of the aggregate base salary and target bonus opportunity dollar amount, that is similarly imposed on our company’s other executive officers, or, on or following a Change of Control, a material reduction by our company of the executive officer’s annual base compensation rate and/or target bonus dollar amount as in effect immediately prior to the Change of Control;

•	a material breach of the executive officer’s Severance Agreement by our company;

•	without the executive officer’s express written consent, the relocation of the executive officer’s principal place of employment to a facility or a location more than 35 miles from the executive officer’s location of employment on the date of execution of the Severance Agreement; or

•	the failure of our company to obtain the assumption of the Severance Agreement or any other agreement between our company and the executive officer by any successors;

provided that no such event will be deemed an Involuntary Termination without the executive officer first providing our company (copying the Board of Directors) with written notice of the condition that would constitute the Involuntary Termination within 90 days of the event that Executive believes constitutes the Involuntary Termination and at least 30 days prior to effectiveness of such resignation for Involuntary Termination and such condition constituting the Involuntary Termination has not been cured prior to effectiveness of such resignation; and provided further that termination due to death or disability will not be considered an Involuntary Termination.

Potential Payments Upon Termination or Change of Control

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of a termination of employment qualifying for severance benefits in connection with upon a change in control under the severance and change of control agreements described above, assuming that each named executive officer’s termination of employment with our company occurred on December 31, 2014 or in the event that a change in control of our company occurred on December 31, 2014, as applicable and the price per share of our common stock is the closing market price as of December 31, 2014. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, or (ii) other benefits earned or accrued by the named executive officer during his employment that do not discriminate in scope, terms or operation in favor of executive officers and are available to all salaried employees, such as accrued vacation.

	Termination Without Cause (No Change in Control)	Termination Without Cause (Within three months before or twelve months after Change in Control)
Dr. Bami Bastani
Cash Severance	$675,000	$900,000
Continued Health Benefits(1)	26,153	34,871
Acceleration of Time Based Equity Awards(2)	—	358,350
Acceleration of Performance Based Equity Awards(3)	—	300,800

Total	701,153	1,594,021

Brian McDonald
Cash Severance	305,000	381,250
Continued Health Benefits(1)	22,946	28,683
Acceleration of Time Based Equity Awards(2)	—	391,040
Acceleration of Performance Based Equity Awards(3)	—	90,240

Total	327,946	891,213

Larry Vaughan(4)
Cash Severance	343,750	515,625
Continued Health Benefits(1)	29,581	44,371
Acceleration of Time Based Equity Awards(2)	—	281,043
Acceleration of Performance Based Equity Awards(3)	—	124,080

Total	373,331	965,119

Ajay Malik
Cash Severance	206,250	275,000
Continued Health Benefits(1)	17,210	22,946
Acceleration of Time Based Equity Awards(2)	—	579,040
Acceleration of Performance Based Equity Awards(3)	—	90,240

Total	223,460	967,226

Sarosh Vesuna
Cash Severance	225,000	337,500
Continued Health Benefits(1)	—	—
Acceleration of Time Based Equity Awards(2)	—	218,245
Acceleration of Performance Based Equity Awards(3)	—	77,080

Total	225,000	632,825

(1)	Represents the aggregate full premium payments that would be required to be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of December 31, 2014) for the maximum period available to the named executive officer.

(2)	The value of accelerated stock options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of a share of our common stock on December 31, 2014, which was $3.76, and the per share exercise price of the accelerated option. The value of accelerated RSUs was calculated by multiplying the number of shares subject to acceleration by the fair market value of a share of our common stock on December 31, 2014, which was $3.76.
(3)	In the event the executive officer is Involuntary Terminated in connection with a Change of Control, and the consideration paid or payable pursuant to such Change of Control is greater than a stated threshold amount, the executive officer’s performance-based RSU’s that had been previously earned would become fully vested. The value of accelerated RSUs was calculated by multiplying the number of shares subject to acceleration by the fair market value of a share of our common stock on December 31, 2014, which was $3.76.
(4)	Effective as of April 6, 2015, Mr. Vaughan was no longer an employee of the company.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we are required to indemnify our directors and our bylaws provide that we are required to indemnify our directors, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of our directors in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Meru Networks under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

The audit committee of the Board is composed of Mr. Quigley, who is the chair of the audit committee, and Messrs. Domenik and Ramakrishna, each of whom the Board has determined is an independent director, as independence for audit committee members is defined in The NASDAQ Stock Market’s listing standards. The Board has determined that each of Messrs. Domenik and Quigley satisfy the requirements as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act and the Exchange Act. Mr. Ramakrishna joined the Audit Committee in March 2015.

As members of the audit committee, we assist the Board in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of the company and its subsidiaries. The audit committee operates under a charter.

In fulfilling its oversight role, the audit committee has reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements. The audit committee met nine times during 2014, including meetings with our independent registered public accounting firm to review our quarterly and annual consolidated financial statements and the scope and results of their review or audit of such statements. It is not the duty of the audit committee to plan or conduct audits or to determine that the consolidated financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Burr Pilger Mayer, Inc., our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB.

The audit committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged With Governance), as adopted by the PCAOB in Rule 3200T. Our independent registered public accounting firm also provided to the audit committee the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence), and the audit committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the audit committee’s review and discussions referred to above, the audit committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015.

In addition, the Audit Committee selected Burr Pilger Mayer, Inc. as our independent registered public accounting firm for our fiscal year ending December 31, 2015 and is seeking ratification of such selection by our stockholders.

Submitted by the Audit Committee of the Board of Directors,

William Quigley (Chair)
Stephen Domenik
Sudhakar Ramakrishna

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions and Policy

In addition to the executive officer and director arrangements discussed above under “Election of Directors—Director Compensation” and “Executive Compensation,” below is a description of transactions since January 1, 2014 to which we have been a party, in which the amount involved in the transaction exceeds or will exceed $120,000, and in which any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Equity Grants

We have granted some of our executive officers and directors equity-based awards. See the related descriptions in this proxy statement under the captions “Election of Directors—Director Compensation” and “Executive Compensation.”

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with our executive officers. See “Executive Compensation — Employment, Severance and Change of Control Arrangements” for information regarding these arrangements with our named executive officers.

We have entered or will enter into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Executive Compensation — Limitation on Liability and Indemnification Matters.”

Review, Approval or Ratification of Transactions with Related Parties

Our Related Person Transaction Policy and the charter of our audit committee require that any transaction with a related party that must be reported under applicable rules of the SEC, other than certain matters that do not create a material direct or indirect interest on behalf of a related party, must be reviewed and approved or ratified by our audit committee.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Under our bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our next Annual Meeting (that is, the next Annual Meeting following the Annual Meeting to which this proxy statement relates) must give written notice thereof to us in accordance with the provisions of our bylaws, which require that such notice be given not less than 90 days nor more than 120 days prior to the anniversary of the date of the proxy statement provided in connection with the previous year’s Annual Meeting. To be timely for the 2016 Annual Meeting, a stockholder’s notice must be received by us between December 12, 2015 and January 11, 2016. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089.

If the date of the 2016 Annual Meeting is more than 30 days before or after the anniversary date of the 2015 Annual Meeting, in order for a notice to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2016 Annual Meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2016 Annual Meeting.

These stockholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next Annual Meeting under the procedures outlined in this paragraph, the proxy holders named by our Board will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the next Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than December 12, 2015 and satisfy the conditions established by the SEC for stockholder proposals. In order for such stockholder proposals to be eligible to be brought before the stockholders at the 2016 Annual Meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by our then-current bylaws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in our proxy statement. Any such nominations should comply with our bylaws.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2014; except that one late Form 4 was filed by Mr. Ajay Malik for sales transactions and one late Form 4 was filed by Mr. Malik for vesting of time-based restricted stock units.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board knows of no other business that will be conducted at the 2015 Annual Meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Mark Liu
General Counsel and Secretary

April 10, 2015

MERU NETWORKS

MERU NETWORKS, INC ATTN: CORPORATE SECRETARY 894 ROSS DRIVE

SUNNYVALE, CA 94089

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Bami Bastani 02 Barry Cox

03 Stephen Domenik 04 John Kurtzweil 05 Sudhakar Ramakrishna

The Board of Directors recommends you vote FOR proposal 2. For Against Abstain

2 Ratification of the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the 0 0 0 fiscal year ending December 31, 2015.

NOTE: Transaction of such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

0000241086_1 R1.0.0.51160

For address change/comments, mark here. 0 (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting 0 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com .

MERU NETWORKS, INC

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS May 20, 2015 10:30 AM Pacific Time

This proxy is solicited on behalf of the Board of Directors of Meru Networks, Inc.

The undersigned hereby appoints Mark Liu and Brian McDonald, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock, $0.0005 par value per share, of MERU NETWORKS, INC. held of record by the undersigned on March 27, 2015 at the Annual Meeting of Shareholders to be held at 894 Ross Drive, Sunnyvale, CA 94089, on May 20, 2015, at 10:30 a.m., Pacific Time, and any adjournment or postponement thereof.

The shares represented by this Proxy will be voted as directed below. When no choice is indicated this Proxy will be voted FOR the election of all nominees in Proposal 1 and FOR Proposal 2.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING.

0000241086_2 R1.0.0.51160

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side